                                                              Draft 8/17/01
                      INVESTMENT SUBADVISORY AGREEMENT

                               By and Among

                           Lutheran Brotherhood
                                  and
                           LB Series Fund, Inc.
                                  and
                         Franklin Advisers, Inc.


INVESTMENT SUBADVISORY AGREEMENT, made as of the ___ day of ________, 200_, (the "Effective Date") by and among Lutheran Brotherhood, a fraternal benefit society organized and existing under the laws of the State of Minnesota ("Adviser"), LB Series Fund, Inc., a corporation organized and existing under the laws of the State of Minnesota ("Fund"), and Franklin Advisers, Inc., a corporation organized and existing under the laws of the State of California ("Sub-adviser").

WHEREAS, Adviser has entered into an Investment Advisory Agreement dated as of the ____ day of _________, 200_ ("Advisory Agreement") with the Fund, which is engaged in business as an open-end investment company registered under the Investment Company Act of 1940, as amended ("1940 Act"); and

WHEREAS, the Fund is authorized to issue shares of the FTI Small Cap Portfolio ("Portfolio"), a separate series of the Fund; and

WHEREAS, Sub-adviser is engaged principally in the business of rendering investment supervisory management services and is registered as an investment adviser under the Investment Advisers Act of 1940, as amended ("Advisers Act"); and

WHEREAS, the Fund and Adviser desire to retain Sub-adviser as sub-adviser to furnish certain investment advisory services to Adviser and the Portfolio and Sub-adviser is willing to furnish such services;

NOW, THEREFORE, in consideration of the premises and mutual promises herein set forth, the parties hereto agree as follows:

I. Appointment. (A) Adviser hereby appoints Sub-adviser as its investment sub-adviser with respect to the Portfolio for the period and on the terms set forth in this Agreement, and (B) Sub-adviser hereby accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided.

II. Additional Series. In the event that the Fund establishes one or more series of shares other than the Portfolio with respect to which Adviser desires to retain Sub-adviser to render investment advisory services hereunder, Adviser shall so notify Sub-adviser in writing, indicating the advisory fee to be payable with respect to the additional series of shares. If Sub-adviser is willing to render such services on the terms provided for herein, it shall so notify Adviser in writing, whereupon such series shall become a Portfolio hereunder.

III.  Duties of Sub-adviser.

      A.  Sub-adviser is hereby authorized and directed and hereby agrees to
          (i) furnish continuously an investment program for the Portfolio, and (ii) determine from time to time what investments shall be purchased, sold or exchanged and what portion of the assets of the Portfolio shall be held uninvested. As the Fund's agent and attorney-in-fact, the Sub-adviser may (a) buy, sell, exchange, convert and otherwise trade in any stocks, bonds or other securities including money market instruments, whether the issuer is organized in the United States of outside the United States and
          (b) place orders for the execution of such securities transactions with or through such brokers, dealers or issuers as Sub-adviser may select. Sub-adviser shall perform these duties subject always to (1) the overall supervision of Adviser and the Board of Directors of the Fund (the "Board"), (2) the Fund's Articles and By-laws (as defined below), as amended from time to time, (3) the stated investment objectives, policies and restrictions of the Portfolio as set forth in the Fund's then current Registration Statement (as defined below), (4) any additional policies or guidelines established by Adviser or Board that have been furnished in writing to Sub-adviser, (5) applicable provisions of law, including, without limitation, all applicable provisions of the 1940 Act and the rules and regulations thereunder, and (6) the provisions of the Internal Revenue Code of 1986, as amended (the "Code") applicable to "regulated investment companies" (as defined in Section 851 of the Code), as amended from time to time. In accordance with Section VII, Sub-Adviser shall arrange for the execution of all orders for the purchase and sale of securities and other investments for the Portfolio's account and will exercise full discretion and act for the Fund in the same manner and with the same force and effect as the Fund might or could do with respect to such purchases, sales, or other transactions, as well as with respect to all other things necessary or incidental to the furtherance or conduct of such purchases, sales, or other transactions, including without limitation, management of cash balances in the Portfolio.

      B. Sub-adviser shall have no responsibility with respect to maintaining custody of the Portfolio's assets. Sub-adviser shall affirm security transactions with central depositories and advise the custodian of the Portfolio ("Custodian") or such depositories or agents as may be designated by Custodian and Adviser promptly of each purchase and sale of a portfolio security, specifying the name of the issuer, the description and amount or number of shares of the security purchased, the market price, the commission and gross or net price, the trade date and settlement date and the identity of the effecting broker or dealer. Sub-adviser shall from time to time provide Custodian and Adviser with evidence of authority of its personnel who are authorized to give instructions to Custodian. The Fund shall instruct the Custodian to provide the Sub-adviser with such information as the Sub-adviser may reasonably request relating to daily cash levels held by the Portfolio.

      C. Unless Adviser advises Sub-adviser in writing that the right to vote proxies has been expressly reserved to Adviser or the Fund or otherwise delegated to another party, Sub-adviser shall exercise voting rights incident to any securities held in the Portfolio without consultation with Adviser or Fund, provided that Subadviser will follow any written instructions received from Adviser or Fund with respect to voting as to particular issues. Sub-adviser shall further respond to all corporate action matters incident to the securities held in the Portfolio including, without limitation, proofs of claim in bankruptcy and class action cases and shelf registrations. Should Sub-adviser undertake litigation against an issuer on behalf of accounts which it manages that are shareholders of such issuer, Fund agrees, that in the event the Portfolio is also a shareholder of such issuer, to pay its proportionate share of any applicable legal fees associated with the action or to forfeit any claim to any assets Sub-adviser may recover and, in such case, agrees to hold Sub-adviser harmless for excluding the Portfolio from such action. In the case of class action suits involving issuers held by the Portfolio, Sub-adviser may include information about the Fund for purposes of participating in any settlements.

      D. Sub-adviser shall consult with Adviser to develop strategic marketing plans for the Fund on or before November 30 in each year for the following calendar year with respect to the Portfolio and the variable contract for which it provides an underlying investment choice. Sub-adviser shall coordinate all marketing support efforts with Adviser, including, without limitation, the promotion of products, training of Adviser's field force, seminars promoting the Portfolio and preparation of presentations for clients (collectively referred to as the activities of "Wholesalers"). Wholesalers' participation in on-site presentations, sales desk training, conferences, and portfolio manager conference calls shall first be approved by Adviser. Sub-adviser shall not include Adviser's field force in any sales contest and other incentive promotions sponsored by Sub-adviser without Adviser's prior written approval. Sub-adviser shall also, from time-to-time, provide such additional marketing support such as Adviser may reasonably request, including, without limitation, assistance in product roll-outs, on-going product training and sales support, and development of sales strategies.

      E. Upon request of Custodian and/or Fund, Sub-adviser shall provide assistance in connection with the determination of the fair value of securities in the Portfolio for which market quotations are not readily available.

      F. In the performance of its duties hereunder, Sub-adviser is and shall be an independent contractor and except as expressly provided for herein or otherwise expressly provided or authorized shall have no authority to act for or represent the Portfolio or the Fund in any way or otherwise be deemed to be an agent of the Portfolio, the Fund or of Adviser.

IV. Compensation. For the services provided pursuant to this Agreement, Subadviser shall receive an investment management fee as set forth in
      Schedule 1, attached hereto and incorporated herein by reference. The management fee shall be payable monthly in arrears to Sub-adviser on or before the 10th day of the next succeeding calendar month. If this Agreement becomes effective or terminates before the end of any month, the investment management fee for the period from the effective date to the end of such month or from the beginning of such month to the date of termination, as the case may be, shall be prorated according to the proration which such period bears to the full month in which such effectiveness or termination occurs.

V. Expenses. During the term of this Agreement, Sub-adviser will bear all expenses incurred by it in the performance of its duties hereunder, other than those expenses specifically assumed by the Fund hereunder. The Fund shall bear its own expenses, including all brokers' and underwriting commissions chargeable to the Fund in connection with the securities transactions to which the Portfolio is a party.

VI. Duties of Adviser. Adviser has furnished Sub-adviser with copies of each of the following documents and will furnish to Sub-adviser at its principal office all future amendments and supplements to such documents, if any, as soon as practicable after such documents become available:

      (1) The Articles of Incorporation of the Fund, as filed with the State of Minnesota, as in effect on the date hereof and as amended from time to time ("Articles");

      (2) The by-laws of the Fund as in effect on the date hereof and as amended from time to time ("By-Laws");

      (3) Certified resolutions of the Board authorizing the appointment of Adviser and Sub-adviser and approving the form of the Advisory Agreement and this Agreement;

      (4) The Fund's Registration Statement under the 1940 Act and the Securities Act of 1933, as amended (the "1933 Act") on Form N-1A, as filed with the Securities and Exchange Commission ("SEC") relating to the Portfolio and its shares and all amendments thereto ("Registration Statement");

      (5) The Notification of Registration of the Fund under the 1940 Act on Form N-8A as filed with the SEC and any amendments thereto;

      (6)  The Portfolio's most recent prospectus (the "Prospectus"); and

      (7)  Copies of reports made by the Fund to its shareholders.

      Adviser shall furnish Sub-adviser with any further documents, materials or information that Sub-adviser may reasonably request to enable it to perform its duties pursuant to this Agreement.

VII.  Portfolio Transactions.

      A. Sub-adviser agrees that, in executing portfolio transactions and selecting brokers or dealers, if any, it shall use its best efforts to seek best execution on behalf of the Portfolio. In assessing the best execution for any transaction, Sub-adviser shall consider all factors it deems relevant, including the breadth of the market in and the price of the security, the financial condition and execution capability of the broker or dealer, and the reasonableness of the commission, if any, with respect to the specific transaction and on a continuing basis. In evaluating best execution and in selecting the broker or dealer, if any, to execute a particular transaction, Sub-adviser may also consider the brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934, as amended ("1934 Act")) provided to Sub-adviser with respect to the Portfolio and/or other accounts over which Sub-adviser exercises investment discretion. Sub-adviser may, in its discretion, agree to pay a broker or dealer that furnishes such brokerage or research services a higher commission than that which might have been charged by another broker-dealer for effecting the same transactions, if Sub-adviser determines in good faith that such commission is reasonable in relation to the brokerage and research services provided by the broker or dealer, viewed in terms of either that particular transaction or the overall responsibilities of Sub-adviser with respect to the accounts as to which it exercises investment discretion (as such term is defined under Section 3(a)(35) of the 1934 Act). Sub-adviser shall, upon request from Adviser, provide such periodic and special reports describing any such brokerage and research services received and the incremental commissions, net price or other consideration to which they relate.

      B. In no instance will portfolio securities be purchased from or sold to Subadviser, or any affiliated person thereof, except in accordance with the federal securities laws and the rules and regulations thereunder.

      C. Sub-adviser may buy securities for the Portfolio at the same time it is selling such securities for another client account and may sell securities for the Portfolio at the time it is buying such securities for another client account. In such cases, subject to applicable legal and regulatory requirements, and in compliance with such procedures of the Fund as may be in effect from time to time, Sub-adviser may effectuate cross transactions between the Portfolio and such other account if it deems this to be advantageous.

      D. On occasions when Sub-adviser deems the purchase or sale of a security to be in the best interest of the Fund as well as other clients of Sub-adviser, Sub-adviser, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities to be purchased or sold to attempt to obtain a more favorable price or lower brokerage commissions and efficient execution. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by Sub-adviser in the manner Sub-adviser considers to be the most equitable and consistent with its fiduciary obligations to the Fund and to its other clients.


VIII. Ownership of Records. Sub-adviser shall maintain all books and records required to be maintained by Sub-adviser pursuant to the 1940 Act and the rules and regulations promulgated thereunder with respect to transactions on behalf of the Portfolio. In compliance with the requirements of Rule 31a-3 under the 1940 Act, Sub-adviser hereby agrees *[(A) that all records that it maintains for the Portfolio are the property of the Fund, (B) to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act any records that it maintains for the Fund and that are required to be maintained by Rule 31a-1 under the 1940 Act, and (C) to surrender promptly to the Fund any records that it maintains for the Fund upon request by the Fund; provided, however, Subadviser may retain copies of such records]* *[(A) to preserve for the periods prescribed by Rule 31a-3 under the 1940 Act any records that it maintains for the Fund that are required to be maintained by Rule 31a-1 under the 1940 Act and (B) to provide the Fund with access to or copies of any records that it maintains for the fund upon reasonable request by the Fund.]*

      *[Determining the requirements of Rule 31a as it pertains to sub-adviser]*

IX.   Reports and Meetings.

      A. Sub-adviser shall furnish to the Board or Adviser, or both, as appropriate, such information, reports, evaluations, analyses and opinions as are required by law or that the Board or Adviser, as appropriate, may reasonably require, including, without limitation: compliance reporting and certification with respect to:

          1.  Affiliated Brokerage Transactions
          2.  Affiliated Underwritings
          3.  Cross Transactions
          4.  Prospectus Compliance
          5.  Code of Ethics
          6.  Soft Dollar Usage
          7.  Price Overrides/Fair Valuation Determinations

      B. Sub-adviser shall make available in person to the Board and to Adviser personnel of Sub-adviser as the Board or Adviser may reasonably request to review the investments and the investment program of the Portfolio and the services provided by Sub-adviser hereunder.

X. Services to Other Clients. Nothing contained in this Agreement shall limit or restrict (i) the freedom of Sub-adviser, or any affiliated person thereof, to render investment management and corporate administrative services to other investment companies, to act as investment manager or investment counselor to other persons, firms, or corporations, or to engage in any other business activities, or (ii) the right of any director, officer, or employee of Sub-adviser, who may also be a director, officer, or employee of the Fund, to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any other business, whether of a similar nature or a dissimilar nature. Nothing in this Agreement shall impose upon Sub-adviser any obligation to purchase or sell or to recommend for purchase or sale, with respect to the Portfolio, any securities which the Sub-adviser, or its officers, directors, employees or affiliates may purchase or sell for its or their own account(s) or for the account of any other client. Sub-adviser may give advice and take action with respect to any of its other accounts or for its own account which my differ from the timing or nature of action taken by the Sub-adviser with respect to the Portfolio.

XI. Sub-adviser's Use of the Services of Others. Sub-adviser may, at its cost, employ, retain, or otherwise avail itself of the services or facilities of other persons or organizations for the purpose of providing Sub-adviser or the Fund or Portfolio, as appropriate, with such statistical and other factual information, such advice regarding economic factors and trends, such advice as to occasional transactions in specific securities, or such other information, advice, or assistance as Sub-adviser may deem necessary, appropriate, or convenient for the discharge of its obligations hereunder or otherwise helpful to the Fund or the Portfolio, as appropriate, or in the discharge of Sub-adviser's overall responsibilities with respect to the other accounts that it serves as investment manager or counselor.

XII. Use of Franklin Marks. The Sub-adviser hereby gives the Fund, for the term of this Agreement, a royalty free, nonexclusive, nontransferable right to use the name "Franklin" or "FTI" (hereinafter referred to as the "Marks") in the United States as part of the name of the Portfolio, provided such name is approved by Sub-adviser in writing. Such right doesn not include the right to allow third parties to use the Marks except as specifically provided in this Agreement. Neither the Fund nor the Adviser shall retain any right to use of the Marks after the termination of this Agreement. Upon termination of this Agreement, the Fund will immediately terminate all use of the Marks and destroy any remaining unused sales documentation, promotional, marketing, advertising or other written printed or electronic material or performance information that contains the Marks. The Fund agrees to use its best efforts to ensure that the nature and quality of the services rendered in connection with the Marks shall conform to the terms of this Agreement and any amendments thereto.

      All sales documentation, promotional, marketing, advertising and other written, printed or electronic material or performance information or data which includes the Marks which is prepared, controlled and/or issued by or on behalf of the Fund and/or the Adviser and/or their agents or affiliates shall require the written approval of Sub-adviser prior to distribution.

XIII. Liability of Sub-adviser; Indemnification. Neither Sub-adviser nor any of its officers, directors, or employees, nor any person performing executive, administrative, trading, or other functions for the Fund, the Portfolio (at the direction or request of Sub-adviser) or Sub-adviser in connection with Su-adviser's discharge of its obligations undertaken or reasonably assumed with respect to this Agreement (collectively, "Related Persons"), shall be liable for (i) any error of judgment or mistake of law or for any loss suffered by the Fund or Portfolio or (ii) any error of fact or mistake of law contained in any report or data provided by Sub-adviser, except for any error, mistake or loss resulting from willful misfeasance, bad faith, or gross negligence in the performance by Sub-adviser or such Related Person of Sub-adviser's duties on behalf of the Fund or Portfolio or from reckless disregard by Sub-adviser or any such Related Person of the duties of Sub-adviser pursuant to this Agreement (each of which is referred to as a "Culpable Act").


      Notwithstanding the foregoing, any stated limitations on liability shall not relieve Sub-adviser from any responsibility or liability Sub-adviser may have under state or federal statutes or from responsibility or liability for errors in connection with the execution of trade orders.

      Sub-adviser shall indemnify Adviser and its Related Persons and hold them harmless from and against any and all actions, suits or claims whether groundless or meritorious and from and against any and all losses, damages, costs, charges, reasonable counsel fees, payments, expenses and liabilities (collectively, "Damages") arising directly or indirectly out of or in connection with the performance of services by Sub-adviser or its Related Persons hereunder to the extent such Damages result from willful misfeasance, bad faith, gross negligence or the reckless disregard of Sub-adviser's obligations and duties under this Agreement.

      Adviser shall indemnify Sub-adviser and its Related Persons and hold them harmless from and against any Damages arising directly or indirectly out of or in connection with the performance of services by Adviser or its Related Persons under this Agreement or the Advisory Agreement, in each case, to the extent such Damages result from any Culpable Act of Adviser or any of its Related Persons.

XIV. Representations of Sub-adviser. Sub-adviser represents, warrants, and agrees as follows:

      A. Sub-adviser (i) is registered as an investment adviser under Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement; (iii) has met, and will continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency, necessary to be met in order to perform the services contemplated by this Agreement; (iv) has the authority to enter into and perform the services contemplated by this Agreement; and (v) will immediately notify Adviser of the occurrence of any event that would disqualify Sub-adviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise.

      B. Sub-adviser has adopted a written code of ethics (the "Sub-adviser Code") complying with the requirements of Rule 17j-1 under the 1940 Act, as may be amended from time to time, and, has provided the Adviser and the Fund with a copy of the Sub-adviser Code, together with evidence of its adoption. The Sub-adviser certifies that it has adopted procedures reasonably necessary to prevent access persons" as defined in Rule 17j-1 ("Access Persons") from violating the Sub-adviser Code. On a periodic basis, Sub-adviser will either; (i) certify to Adviser that Sub-adviser and its Access Persons have complied with Sub-adviser Code with respect to the Portfolio, or (ii) identify any material violations of the Sub-adviser Code which have occurred with respect to the Portfolio. In addition, Sub-adviser will furnish at least annually to Adviser and the Board a written report that (a) describes any issues arising under the Sub-adviser Code since the last report to the Board, including, but not limited to, information about material violations of the Sub-adviser Code with respect to the Portfolio and sanctions imposed in response to the material violations and (b) certifies that the Sub-adviser has adopted procedures reasonably necessary to prevent Access Persons from violating the Sub-adviser Code.

      C. Sub-adviser has provided Adviser and the Fund with a copy of its Form ADV as most recently filed with the SEC and, if not so filed, its most recent Part II of Form ADV, and will, promptly after filing any amendment to its Form ADV with the SEC, and, if not so filed, any amendment to Part II of its Form ADV, furnish a copy of such amendment to Adviser.

XV. Compliance with Applicable Regulations. In performing its duties hereunder, Sub-adviser shall establish compliance procedures (copies of which shall be provided to Adviser, and shall be subject to review and approval by Adviser) reasonably calculated to ensure compliance at all times with all applicable provisions of the 1940 Act and the Advisers Act, and any rules and regulations adopted thereunder; Subchapter M of the Code; the provisions of the Registration Statement; the provisions of the Articles and the By-Laws of the Fund, as the same may be amended from time to time; and any other applicable provisions of state, federal or foreign law.

XVI. Term of Agreement. This Agreement shall become effective with respect to the FTI Small Cap Portfolio on the Effective Date and, with respect to any additional Portfolio, on the date of receipt by the Adviser of notice from the Sub-adviser in accordance with Section II hereof that the Subscriber is willing to serve as Sub-adviser with respect to such Portfolio. Unless sooner terminated as provided herein, this Agreement shall continue in effect for two years from the Effective Date with respect to the FTI Small Cap Portfolio and, with respect to each additional Portfolio, for two years from the date on which this Agreement becomes effective with respect to such Portfolio. Thereafter, this Agreement shall continue in effect from year to year, with respect to the Portfolio, subject to the termination provisions and all other terms and conditions hereof, so long as (a) such continuation shall be specifically approved at least annually (i) by either the Board, or by vote of a majority of the outstanding voting securities of the Portfolio; (ii) in either event, by the vote, cast in person at a meeting called for the purpose of voting on such approval, of a majority of the Directors of the Fund who are not interested persons of any party to this Agreement, cast in person at a meeting called for the purpose of voting on such approval; and (b) Sub-adviser shall not have notified the Fund, in writing, at least 60 days prior to such approval that it does not desire such continuation. Sub-adviser shall furnish to the Fund, promptly upon its request, such information as may reasonably be necessary to evaluate the terms of this Agreement or any extension, renewal, or amendment hereof.

XVII. Termination of Agreement. Notwithstanding the foregoing, this Agreement may be terminated at any time, without the payment of any penalty, by vote of the Board or by a vote of a majority of the outstanding voting securities of the Portfolio on at least 60 days' prior written notice to Sub-adviser. This Agreement may also be terminated by Adviser: (i) on at least 60 days' prior written notice to Sub-adviser, without the payment of any penalty; (ii) upon material breach by Sub-adviser of any of the representations and warranties set forth in Paragraph 11 of this Agreement, if such breach shall not have been cured within a 20-day period after notice of such breach; or
      (iii) if Sub-adviser becomes unable to discharge its duties and obligations under this Agreement. Sub-adviser may terminate this Agreement at any time, without the payment of any penalty, on at least 60 days' prior notice to Adviser. This Agreement shall terminate automatically in the event of its "assignment, as such term is defined in the 1940 Act, or upon termination of the Advisory Agreement. Any approval, amendment, or termination of this Agreement by the holders of a majority of the outstanding voting securities (as defined in the 1940 Act) of any Portfolio shall be effective to continue, amend or terminate this Agreement with respect to any such Portfolio notwithstanding (i) that such action has not been approved by the holders of a majority of the outstanding voting securities of any other Portfolio affected thereby, and/or (ii) that such action has not been approved by the vote of a majority of the outstanding voting securities of the Fund, unless such action shall be required by any applicable law or otherwise.

XVIII. Amendments, Waivers, etc. Provisions of this Agreement may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought. This Agreement (including any exhibits hereto) may be amended at any time by written mutual consent of the parties, subject to the requirements of the 1940 Act and rules and regulations promulgated and orders granted thereunder.

XIX. Notification. Sub-adviser will notify Adviser promptly of any change in the personnel of Sub-adviser with responsibility for making investment decisions in relation to the Portfolio or who have been authorized to give instructions to Custodian.

XX.   Miscellaneous.

      A. Governing Law. This Agreement shall be construed in accordance with the laws of the State of *[Minnesota]* [California]* without giving effect to the conflicts of laws principles thereof and the 1940 Act. To the extent that the applicable laws of the State of *[Minnesota]* *[California]* conflict with the applicable provisions of the 1940 Act, the latter shall control.

      B. Insurance. Sub-adviser agrees to maintain errors and omissions or professional liability insurance coverage in an amount that is reasonable in light of the nature and scope of Sub-adviser's business activities.

      C. Captions. The captions contained in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

      D. Entire Agreement. This Agreement represents the entire agreement and understanding of the parties hereto and shall supersede any prior agreements between the parties relating to the subject matter hereof, and all such prior agreements shall be deemed terminated upon the effectiveness of this Agreement.

      E. Interpretation. Nothing herein contained shall be deemed to require the Fund to take any action contrary to its Articles or By-Laws, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Board of its responsibility for and control of the conduct of the affairs of the Portfolio.

      F. Definitions. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act shall be resolved by reference to such term or provision of the 1940 Act and to interpretations thereof, if any, by the United States courts or, in the absence of any controlling decision of any such court, by rules, regulations, or orders of the SEC validly issued pursuant to the 1940 Act. As used in this Agreement, the terms "majority of the outstanding voting securities," "affiliated person," "interested person," "assignment," broker," "investment adviser," "net assets," "sale," "sell," and "security" shall have the same meaning as such terms have in the 1940 Act, subject to such exemption as may be granted by the SEC by any rule, regulation, or order. Where the effect of a requirement of the federal securities laws reflected in any provision of this Agreement is made less restrictive by a rule, regulation, or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation, or order.


IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their duly authorized signatories as of the date and year first above written.


                                     LUTHERAN BROTHERHOOD

Attest:  __________________________  By:  _____________________________
Name:    __________________________  Name:  ___________________________
                                     Title: ___________________________



                                     LB SERIES FUND, INC.

Attest:  __________________________  By:  _____________________________
Name:    __________________________  Name:  ___________________________
                                     Title: ___________________________



                                     FRANKLIN ADVISERS, INC.

Attest:  __________________________  By:  _____________________________
Name:    __________________________  Name:  ___________________________
                                     Title: ___________________________

                              Schedule I

                        Dated ____________, 2001

                           Sub-advisory Fees

                         FTI Small Cap Portfolio


Average Net Daily Assets               Annual Rate
  $0 - 200 million                       0.60%
  $200 - 500 million                     0.52%
  Above $500 million                     0.50%

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